EXHIBIT 99.1

For More Information contact:

James Oliviero

KSW, Inc.

(718) 340-1409

joliviero@ksww.com

FOR IMMEDIATE RELEASE

KSW REPORTS

SECOND QUARTER RESULTS

Long Island City, New York—August 3, 2012--KSW, Inc. (NASDAQ GM: KSW) today reported preliminary financial results for the second quarter of 2012.

Net income for the second quarter of 2012 was $619,000, or $.10 per share (basic and diluted), compared to second quarter of 2011 net income of $425,000, or $.07 per share (basic and diluted). Net income for the first six months of 2012 was $1,303,000 or $.20 (basic and diluted), as compared to $736,000, or $0.12 per share (basic and diluted), for the first six months of 2011.

Revenues in the second quarter of 2012 were $25,341,000, as compared to $17,432,000 in 2011. Revenues for the first six months of 2012 were $46,803,000, as compared to $33,980,000 for the first six months of 2011.

The Company’s backlog as of June 30, 2012 was approximately $74,600,000, which does not include a recently awarded contract for a 33-story residential building located on Manhattan’s West Side, valued at approximately $10,000,000.

Chief Executive Officer and Chairman of the Board, Floyd Warkol, commented that “The Company continues to exercise its business plan, which is based on providing first class value engineering and trade management services to our clients.”

About KSW

KSW, Inc., through its totally-owned mechanical subsidiary KSW Mechanical Services, Inc., furnishes and installs heating, ventilating and air conditioning (HVAC) systems and process piping systems for institutional, industrial, commercial, high-rise residential and public works projects. KSW Mechanical Services, Inc. also acts as trade manager on larger construction projects, such as the Mount Sinai Center for Science and Medicine.

Safe Harbor Statement

Certain statements contained in this press release are not historical facts, and constitute “forward-looking statements” (as such term is defined in the Private Securities Litigation Reform Act of 1995). These forward looking statements generally can be identified as statements that include phrases such as “believe”, “expect”, “anticipate”, “intend”, “plan”, “foresee”, “likely”, “should”, “will” or other similar words or phrases. Such forward-looking statements concerning management’s expectations and other similar matters involve known and unknown risks, uncertainties and other important factors that could cause the actual results to differ materially from any future results, performance or achievements discussed or implied by such forward-looking statements. Such risks, uncertainties, and other important factors that could cause actual results to differ materially from expectations of the Company include, among others, the outcome of the year end audit, and further internal review of the Company’s historical financial statements. All written and oral forward-looking statements of or attributable to the Company or persons acting on behalf of the Company are qualified in their entirety by such factors. The Company disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.

Visit our website at www.kswmechanical.com.